EXHIBIT 99.1

For more information:
Eric Miller
Intersections Inc.
703.488.6100
intxinvestorrelations@intersections.com

Intersections Inc. Reports Third Quarter 2012 Earnings

CHANTILLY, VA – November 8, 2012 – Intersections Inc. (NASDAQ: INTX) today announced financial results for the quarter ended September 30, 2012.  Revenue for the quarter ended September 30, 2012 was $86.7 million, as compared to $94.3 million for the quarter ended September 30, 2011.  Consolidated adjusted EBITDA before share related compensation for the quarter ended September 30, 2012 was $14.8 million, compared to $13.3 million for the quarter ended September 30, 2011.  Net income for the quarter ended September 30, 2012 was $5.7 million, as compared to $4.6 million for the quarter ended September 30, 2011. Revenue for the nine months ended September 30, 2012 was $264.8 million, as compared to $278.9 million for the nine months ended September 30, 2011.  Consolidated adjusted EBITDA before share related compensation for the nine months ended September 30, 2012 was $47.4 million compared to $40.7 million for the nine months ended September 30, 2011.  Net income for the nine months ended September 30, 2012 was $18.1 million, compared to $14.4 million for the nine months ended September 30, 2011. Cash flow provided by operations for the nine months ended September 30, 2012 was $38.6 million.  Diluted earnings per share increased to $0.30 for the third quarter of 2012 from $0.24 for the third quarter of 2011.  Diluted earnings per share increased to $0.96 for the nine months ended September 30, 2012, from $0.76 for the nine months ended September 30, 2011.

On October 25, 2012, Intersections announced that its Board of Directors declared a one-time special cash dividend of $0.50 per share and a quarterly cash dividend of $0.20 per share, both payable on November 30, 2012 to stockholders of record as of November 20, 2012. This represents Intersections’ 10th consecutive ordinary quarterly cash dividend. Based on the closing price on November 7, 2012 of $9.63 per share, our quarterly cash dividend represents an effective annual dividend yield of 8.3 percent, and our special dividend represents an incremental yield to investors of 5.2%.

Michael Stanfield, Chairman and Chief Executive Officer of Intersections commented, “We are pleased with the operating results of our core business in a very challenging market environment.  We now expect revenue for the full year to come in approximately $10 million higher than previously planned, and continue to expect adjusted EBITDA before share related compensation to fall within our previously announced range.  We expect 2013 will be a year of transition for Intersections as we see further declines in our bank-related business and additional investments in new growth opportunities.  We expect revenue and adjusted EBITDA before share based compensation to be lower in 2013 than in 2012, as we continue to develop growth opportunities to offset the declines in our bank-related business.  We look forward to sharing more details on our plans as they mature in the coming quarters”.

Third Quarter 2012 Financial Highlights:

•	Total subscribers decreased to approximately 4.6 million as of September 30, 2012 from 4.9 million as of December 31, 2011.

•	Total consolidated revenue for the third quarter of 2012 was $86.7 million compared to $94.3 million for the third quarter of 2011.

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Consolidated net income for the quarter ended September 30, 2012 was $5.7 million, or $0.30 per diluted share, compared to $4.6 million, or $0.24 per diluted share, for the quarter ended September 30, 2011.

•	Consolidated cash flow provided by operations for the quarter ended September 30, 2012, was approximately $13.9 million.

Nine Month Results:

•	Total consolidated revenue for the nine months ended September 30, 2012 was $264.8 million, compared to $278.9 million for the nine months ended September 30, 2011.

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Consolidated net income for the nine months ended September 30, 2012 was $18.1 million, or $0.96 per diluted share, compared to $14.4 million, or $0.76 per diluted share, for the nine months ended September 30, 2011.

•	Consolidated cash flow provided by operations for the nine months ended September 30, 2012 was approximately $38.6 million.

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As of September 30, 2012, we had a cash balance of $30.1 million.  In the nine months ended September 30, 2012, we paid down the $20.0 million balance on our revolving credit facility.  As of September 30, 2012, we had no debt outstanding under this facility.

For additional commentary on Intersections’ third quarter 2012 results and full year outlook, please click on the 3rd Quarter 2012 presentation link under the “Investor & Media” page of our website at www.intersections.com.

This earnings release presents several non-GAAP financial measures, which we believe are important to investors and we utilize in managing our business.  These non-GAAP financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of operating income, operating margin, net income or earnings per share as determined in accordance with GAAP.  Intersections' Consolidated Financial Statements, "Other Data" and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures and related notes can be found in the "GAAP and Non-GAAP Measures" link under the "Investor & Media" page on our website at www.intersections.com.

Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered “forward-looking statements.”  Those forward-looking statements involve known and unknown risks and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including without limitation the effect of new subscriber additions.  Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the Company’s filings with the U.S. Securities and Exchange Commission.  The Company undertakes no obligation to revise or update any forward-looking statements.

About Intersections  (www.intersections.com)

Intersections Inc. (Nasdaq: INTX) is a leading provider of consumer and corporate identity risk management services. Intersections provides various levels of service to more than 8.2 million consumers.  Those services are offered through North America's leading financial institutions, directly to consumers under Intersections’ award-winning IDENTITY GUARD(R) brand (http://www.identityguard.com), and through the company’s exclusive partnership with ITAC, the Identity Theft Assistance Center. Since 1996, Intersections has protected the identities of more than 35 million consumers.